Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-227539) of Skyline Champion Corporation of our report dated May 18, 2023 with respect to the consolidated financial statements of Regional Holdings Corporation and subsidiaries as of and for the year ended December 31, 2022 appearing in the Current Report on Form 8-K/A of Skyline Champion Corporation.

Please be advised that Haddox Reid Eubank Betts PLLC merged with and into BMSS, LLC effective December 1, 2023. Consequently, any references to Haddox Reid Eubank Betts PLLC in our report should now be read as a reference to BMSS, LLC.

/s/ BMSS, LLC

Ridgeland, Mississippi

December 28, 2023